                                 EXHIBIT 10


                                [LETTERHEAD]


                                                    August 16, 1996

FELLOW EMPLOYEES:

   You are all aware that two weeks ago, U.S. Surgical announced that it was making an offer to acquire Circon. Specifically, they began a tender offer for Circon shares at $18 per share. A tender offer is a particular offer to buy Circon common stock that is governed by the federal securities laws. Under these laws, the offer cannot close until August 29; that is, U.S. Surgical cannot buy shares, even if stockholders want to sell them, until that date.

   This is an unsolicited offer. We have never said Circon was for sale. We are not trying to sell the company. We did not ask U.S. Surgical to make an offer. We did not even know it was coming. I was informed of the offer for the first time the night before it was made.

   But I and the other members of the Board of Directors have a fiduciary duty to carefully review any offer and to decide if it is in the best interests of the stockholders, employees, customers and other constituencies to accept or reject the offer. The Board has now carried out this duty. We have met on several occasions over the last ten days to consider the offer. We retained expert financial and legal advisers to assist the Board. We reviewed the offer and the company's situation, including the company's strategic plan, in detail and reached a decision based on this careful and thorough study.

   Based on this review, the Board unanimously rejected U.S. Surgical's offer. Circon was not for sale before this offer, and we are still not trying to sell the company. We have a strategic plan in place. It is an excellent plan, and we are confident that we can continue to put it into effect. We believe it will produce superior value for our stockholders. We also decided that even if we were planning to sell the company, the price that U.S. Surgical has offered is entirely inadequate. Additionally, U.S. Surgical's offer is highly conditional. Therefore, the board formally recommended that our stockholders not tender their shares to U.S. Surgical. That recommendation is included in documents we sent to all stockholders earlier today.

   The Board took one other action that is important in this context. We adopted a stockholders rights plan. These plans are becoming increasingly common these days and are already in place in many of the Fortune 500 companies. What our plan means is this: if U.S. Surgical, or any other stockholder, acquires more than 15 percent of all our shares without Board approval, then every other stockholder essentially has the right to purchase additional shares at a price equal to half their market value.

   The importance of this stockholders rights plan is that it makes it very expensive -- prohibitively expensive -- for someone to take over Circon without the approval of the Board of Directors. The Board has the opportunity to examine all alternatives and make a decision or recommendation that is best for stockholders, and also look out for the interests of employees and customers.

   This morning, we filed a formal statement, saying these things, with the Securities & Exchange Commission, sent a copy of this statement to all of our stockholders, and issued a press release announcing our decision. The question is: What happens now? And what does it all mean for you?

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FELLOW EMPLOYEES letter                            August 16, 1996
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   Unless we hear something to the contrary, we have to assume that U.S.
Surgical is going to proceed with its tender offer despite our Board's negative recommendation. It is a definite possibility that U.S. Surgical will take legal action challenging Board actions including the stockholders rights plan.

   The U.S. Surgical offer expires on August 29th. But is very common for these offers to be extended once, twice, even half a dozen times. That often happens when the company making the offer does not get enough shares tendered, and hopes that with a little more time, it can change a few more minds. Bruce Thompson and I will be spending a lot of time between now and the 29th talking to our stockholders, and we expect U.S. Surgical will be doing exactly the same.

   An extension could also happen because, in the end, it will be very difficult for U.S. Surgical to succeed without gaining the approval of the Board. So they could keep extending their offer to try to increase the pressure on us. The process could go on for quite a long time. Just last week, we heard that Moore Corporation dropped its effort to take over Wallace Computer Services after a year of trying. Earlier this year, Hasbro turned back a hostile bid from Mattel, and Alumax turned back one from Kaiser Aluminum.

   It is also very common these days for bidders and others to file lawsuits to try and further pressure the Board. Just looking at recent offers, the Wallace and Hasbro Boards were sued within days after their rejection of bids.

   There are a number of other things that could happen. I am not going to try to list them all here. The important point is that the Board's position is this: We have got a great future ahead of us. That future is going to create a lot of value for our stockholders. We do not need to sell the company to create this value for our stockholders. And, even if we did want to sell, this offer just would not cut it.

   We will keep you informed of new developments as they arise. But I understand that this is a disturbing period for all of you. It is tough to concentrate. Believe me, I feel exactly the same way. But I know we are taking the right course, and I am confident we can make it work.

   The Board knows that employee morale and security are essential if we are going to keep this company growing and do all the things we need to do in the coming months. For that reason, the Board has engaged a consultant to advise us on an employee retention program that is appropriate for our situation. We have asked our consultant to move quickly, and I will report back to you on whatever decision we make.

   Two more things: Now that we have said "no" to U.S. Surgical, you may find members of the press trying to get comments they can put in their newspapers. A remark that is taken out of context could be harmful to us. So let me ask that you refer any press inquiries you receive to Bruce Thompson's office. You may also get calls from stock market speculators, although they may identify themselves otherwise. Send these calls to Bruce's office as well. The rule should be: don't discuss anything related to the current situation with people outside the company.

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FELLOW EMPLOYEES letter                            August 16, 1996
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   Lastly, in a situation like this, success is often the best defense. The better we perform, the more investors will believe in our strategic plan, and in our ability to make it happen.

   As you all know, we have had a bumpy ride in the last few months -- for a lot of reasons I do not need to rehash here. That is why our stock price has dropped to a point where U.S. Surgical can make a low-ball offer look like a big premium. I hope you also know, we are starting to see light at the end of the tunnel, and we feel very good about our chances of getting back on our growth track in the near future. I suspect that is one reason why U.S. Surgical is so interested right now at this moment.

   The fact that we are getting back on track is due to a lot of hard work from all of you. I and all members of the Board, are deeply appreciative of the effort and ingenuity you have put into Circon. But this is not time to let up. Now, more than ever, our performance really matters.

                                       Sincerely,

                                       CIRCON CORPORATION




                                       RICHARD A. AUHLL
                                       President
                                       Chairman of the Board